EXHIBIT 10.66

SECOND AMENDED AND RESTATED LICENSE AND TECHNICAL SUPPORT AGREEMENT

THIS SECOND AMENDED AND RESTATED LICENSE AND TECHNICAL SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2011, by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 30452 Esperanza, Rancho Santa Margarita, CA  92688 (“LMT”), and LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company having its principal place of business at 900 Rockmead Drive, Suite 240, Kingwood, Texas 77339 (“LMC”).  This Agreement amends and restates that certain Amended and Restated License and Technical Support Agreement, dated August 5, 2010, between LMC and LMT, which had previously amended and restated that certain License and Technical Support Agreement dated July 24, 2007 (the “Original Effective Date”), between LMC and LMT (as amended and restated, the “First Amended and Restated Agreement”).

RECITALS:

A.           Pursuant to an Asset Purchase and Contribution Agreement dated as of the Original Effective Date between LMT and LMC, LMT transferred substantially all of the assets of LMT’s Liquidmetal Coatings business unit (the “Coatings Business”) to LMC through a combination of sale and capital contribution.

B.           The First Amended and Restated Agreement provided for (i) certain technology licenses between LMC and LMT (the “Technology License”), (ii) a license of the “Liquidmetal” trademark (the “Trademark”) to LMC by LMT (the “Trademark License”), and (iii) the provision of certain technical services by LMT to LMC (the “Technical Support Obligations”).

C.           On the date hereof, LMT ceased to be a majority owner of LMC, although LMC desires to continue to utilize the Trademark in the same or substantially the same manner and in the same or substantially the same style in which LMC utilizes or has utilized the Trademark on or prior to the date hereof (the “LMC Established Usage”).

D.           The parties desire to amend and restate in its entirety the First Amended and Restated Agreement and enter into this Agreement in order terminate the Technology License and Technical Support Obligations and to set forth the terms and conditions related to the continuing Trademark License.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, LMT and LMC hereby amend, restate and supersede the First Amended and Restated Agreement in its entirety, and agree as follows:

ARTICLE 1
TRADEMARK LICENSE

1.1.           Trademark License.  LMT hereby grants to LMC a perpetual, non-exclusive worldwide, royalty-free, fully paid up, non-transferable license to use the Trademark solely in connection with the marketing and sale of the products and services in its Coatings Business, subject to the following terms and conditions:

(a)          Except as otherwise agreed to by LMT in writing and except for the LMC Established Usage, all use of the Trademark by LMC is subject to LMT’s standard trademark usage policy in effect from time to time (provided that LMT delivers a copy of such policy to LMC).

(b)         All stylized use of the Trademark that is materially different than the Stylized Usage shall be subject to the prior written approval of LMT, which approval will not be unreasonably witheld.

(c)          LMC agrees not to affix the Trademark to products other than the products in its Coatings Business.  The “®” icon shall always follow the Trademark.

(d)          LMC shall not challenge the validity of LMT’s rights in and to the Trademark or the validity of the Trademark or any registration(s) thereof.  LMC agrees that it shall not register or attempt to register the Trademark or any other trademark or trade name of LMT, or use or register any other trademark or trade name which may be confusingly similar to the Trademark or any other trademark or trade name of LMT.

(e)          LMC shall promptly, upon receipt of notice thereof, fully inform LMT as to any actual or proposed action, by any governmental agency, consumer or environmental group, media or other organization, directed toward removing from the market any Liquidmetal-branded product based on alleged injury or death, alleged potential for harm, product defect, alleged contamination, tampering or similar occurrence, actual or alleged violation of law in connection with production, labeling, packaging, storage, shipment, advertising or sale, or for any other reason whatsoever.  LMC shall likewise promptly inform LMT as to any proposal to remove from the market any such as described above on account of suspected nonconformity with applicable product quality or safety standards, improper labeling, possibility of consumer harm, and/or violation of any law or regulation.

(f)          LMC shall be permitted to sublicense the Trademark to any third party that complies with the usage conditions and restrictions set forth in this Section 1.1, including without limitation that the sublicensee may only use the Trademark in connection with the marketing and sale of the products and services in LMC’s Coatings Business.  LMC shall cause any such sublicensee to comply with the terms, conditions, and restrictions of this Section 1.1.

ARTICLE 2
TERM AND TERMINATION

2.1.           Term.  Except as set forth in Section 2.2 below, the rights and licenses set forth in this Agreement shall be perpetual in nature.

2.2.           Termination.  Notwithstanding any other provision contained herein, this Agreement may be terminated as follows:

(a)          Material Breach.  This Agreement may be terminated on the thirtieth (30th) day after either party gives the other party written notice of a material breach by the other party of any term or condition of this Agreement, unless the breach is cured before that day.  The right of a party to terminate this Agreement shall be in addition to and not in lieu of any other right or remedy that the terminating party may have at law or in equity.

(b)          Bankruptcy.  This Agreement may be terminated immediately by a party in the event the other party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code (or any similar petition under the insolvency law of an applicable jurisdiction) and such petition is not dismissed within thirty (30) days, proposes any dissolution, liquidation, financial reorganization, or re-capitalization with creditors, or makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian, or similar agent is appointed or takes possession of any property or business of such other party.

2.3.               Effect of Termination.  Upon termination of this Agreement, the licenses and all other rights granted to a party under this Agreement shall immediately terminate.

ARTICLE 3
MISCELLANEOUS

3.1.           Notices.  All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be:  (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)           If to LMC:

Liquidmetal Coatings, LLC
900 Rockmead Drive, Suite 240
Kingwood, Texas 77339
Attention: Legal Department
Fax No.: (281) 359-1185

(b)           If to LMT:

Liquidmetal Technologies, Inc.
30452 Esperanza
Rancho Santa Margarita, CA  92688
Attention:  Legal Department
Fax No.:  (949) 635-2108

Or to such other person or address as LMT shall furnish to LMC in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressees or persons authorized to accept for such addressees; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressees or persons authorized to accept for such addressees; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this paragraph.

3.2.           Severability.  Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions.  It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance with the said legislation or law but, if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the said legislation or law, then such clause, condition, term or part thereof is severable from this Agreement, and all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired and continue in full force and effect.

3.3.           Amendment.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

3.4.           Waiver.  No waiver of a breach of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

3.5.           Governing Law.  This Agreement, the legal relations between the parties, and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (U.S.A.), excluding any choice of law rules that may direct the application of the laws of another jurisdiction, and except that questions affecting the construction and effect of any Patent shall be determined by the law of the country in which the Patent has been granted.

3.6.           Resolution of Disputes.  The parties irrevocably agree that any legal actions or proceedings brought by or against them with respect to this Agreement shall be brought exclusively in the state or federal courts in and for Orange County, California, and by execution and delivery hereof, the parties irrevocably submit to such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts.  THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS AGREEMENT.

3.7.           Attorneys’ Fees.  In any action between the parties for relief based in whole or in part on this Agreement (or the breach thereof), including actions to collect overdue royalty payments, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees and expert witness fees) incurred in the proceeding.

3.8.           Entire Agreement.  This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof.  No claimed oral agreement in respect thereto shall be considered as any part hereof.  No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

3.9.           Recitals.  The recitals set forth in the preamble to this Agreement are true and correct and are made a part of this Agreement.

3.10.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party shall assign its rights or duties under this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may assign this Agreement without the consent of the other party as a part of the sale or transfer of all or substantially all of the assets or business of the assigning party.

3.11.           Headings.  The section and paragraph headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

3.12.           Contract Interpretation.  Ambiguities, inconsistencies, or conflicts in this Agreement shall not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties’ intentions at the time this Agreement is entered into.  Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

3.13.           Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

3.14.           Language.  In the event of controversy between the parties respecting the interpretation or application of this Agreement, the English language version of the Agreement shall be controlling.

3.15.           Use of Current Email Addresses.  In addition to the other provisions of this Agreement, the employees, agents, or representatives who have email addresses with a “Liquidmetal.com” domain name shall continue to be permitted to use such email addresses for a period of six (6) months after the date of this Agreement, and LMT shall cause email messages to such persons to be redirected to another email account designated by such persons in writing.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above:

LIQUIDMETAL TECHNOLOGIES, INC.
By	/s/ Tony Chung
Name:	Tony Chung
Title:	Chief Financial Officer

LIQUIDMETAL COATINGS, LLC
By	/s/ Larry Buffington
Name:	Larry Buffington
Title:	President/CEO